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Exhibit 23.2

Consent of Independent Auditors

The Board of Directors
Crosstex Energy, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-8 of Crosstex Energy, Inc. of our report dated February 26, 2004, with respect to the consolidated balance sheets of Crosstex Energy, Inc. as of December 31, 2003 and 2002, and the related consolidated statements of operations, changes in stockholders' equity, comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2003, and all related financial statement schedules, which report appears in the December 31, 2003, annual report on Form 10-K of Crosstex Energy, Inc. Our report refers to a change in accounting for derivatives and a change in the method of amortizing goodwill.

                      /s/ KPMG LLP

Dallas, Texas
March 26, 2004

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  Exhibit 23.2
Consent of Independent Auditors